Exhibit 10.1

FOURTEENTH AMENDMENT TO LEASE

Amendment made this 5th day of January 2016, amending the Lease dated March 9, 2000 and amended on October 26, 2000, March 12, 2001, April22, 2002, March 8, 2005, April 5, 2006, January 31, 2007, October 1, 2008, February 19, 2010, March 7, 2011, March 3, 2012, April16, 2013 and May 5, 2014, and December 12, 2014 (collectively, the "Lease")

Between	Princeton Corporate Plaza, LLC ("Landlord")

And	Cytosorbents, Inc., f/k/a Medasorb Corporation ("Tenant")

Witnesseth:

Whereas the Lease terminates on May 31, 2016 and;

Whereas Tenant desires Landlord to extend the Term;

Now, therefore, in consideration of the mutual understanding between them and intending to be legally bound, Landlord and Tenant hereby agree to amend the Lease as follows:

1.	Term. The Term of the Lease is hereby extended to May 31, 2017 (the "Expiration Date").

2.	Base Rent. Effective on June 1, 2016, Base Rent for the remainder of the Term shall be $23,950.00 per month.

3.	Estimated Operating Expense. Effective on June 1, 2016, Tenant's estimated monthly operating expense shall be $7,022.00 and Tenant's estimated monthly HVAC maintenance charge shall be $270.00.

4.	Electric and Gas. Effective on June 1, 2016, Tenant shall pay as Additional Rent for estimated usage the amounts of$5,825.00 per month for electricity and $1,063.00 per month for gas.

5.	Renewal Option.

1)	Tenant has the option to renew for one (1) successive one (1) year term upon six (6) months written notice to Landlord prior to the expiration of the term of this Lease, time being of the essence; provided, however, that Tenant is not in default under any of the terms and conditions of this Lease and no event has occurred which with the giving of notice, passage of time, or both, would constitute an event of default on the date (i) this option is exercised and (ii) the renewal term commences. Base Rent for the renewal term shall be increased by the greater of five percent (5%) or the increases (if any) in the Consumer Price Index as published by the U.S. Department of Labor ("CPI"). Base Rent for the renewal term shall be determined (and shall be effective for the entire then operative lease years in the renewal term) by multiplying the annualized Base Rent in the last month of the prior term by the greater of a) five percent (5%) or b) a fraction, the numerator of which fraction shall be the CPI figure for the month which is two (2) months prior to the month in which the Commencement Date occurred (the "CPI Month") and the denominator of which fraction shall be the figure published for the corresponding month in the initial lease year for the first renewal and for subsequent renewals, the month used for the numerator in the preceding renewal period. The CPI used shall be the All Urban Consumers (CPI-U), U.S. City Average.

2)	Should the CPI cease to be published, then the closest similar published index by an agency of the U.S. Government shall be substituted. Should there be no such substitute, the parties hereto shall, under the rules of the American Arbitration Association, agree to a substitute formula or source, designed to accomplish the same original purpose of this provision.

6.	Tenant's Statement of Estoppel in Favor of Landlord. Tenant hereby confirms that to the best of its knowledge, after due inquiry and consideration:

a.    Tenant does not have any pending or potential causes of action, suits, liabilities, debts, damages, controversies, agreements, trespasses, judgments, executions, demands and claims of any nature whatsoever, whether in law or in equity, against Landlord, its predecessors, successors and assigns, its parents, subsidiaries, officers, directors, shareholders, employees, agents and attorneys, any affiliated corporations, their officers, directors, shareholders and employees, by reason of any matter or cause whatsoever related to or arising from the Lease, or any other matter which has arisen prior to the date of execution of this Amendment.

b.    The Lease is in full force and effect and there are no defaults thereunder by Tenant (or to Tenant's knowledge, by Landlord}, nor are there any conditions which with the passage of time or giving of notice or both would become a default under the Lease.

c.    The Lease is the only agreement between Tenant and the Landlord affecting the Premises, and the Lease has not been assigned, amended, modified, changed. altered or supplemented, except as expressly specified herein. Tenant has no notice or knowledge of any person claiming rights as landlord or as tenant under the Lease other than Landlord and Tenant respectively.

d.    Tenant is in full and complete possession of the Premises pursuant to the terms of the Lease. There are no options by Tenant or rights to expand the Premises provided for in the Lease, except as may be expressly provided in the Lease.

e.    All duties of an inducement nature and all inducement clauses have been fulfilled by Landlord in all respects, including any allowance and rent and other financial concessions.

f.    Tenant has not, at the Premises or within the building, generated, stored, handled or otherwise dealt with any hazardous or toxic waste or material, radioactive materials, or other contaminants, the removal of which is required or the maintenance of which is prohibited, regulated or penalized by an local, state or federal agency, authority or government unit except as expressly permitted in the Lease.

g.    No petition, suit or proceeding involving Tenant's bankruptcy, insolvency, reorganization, receivership, or general assignment for the benefit of creditors is currently pending or contemplated.

7.	Release in Favor of Landlord. Tenant hereby releases and forever discharges Landlord, its predecessors, successors and assigns, its parents, subsidiaries, officers, directors, shareholders, employees, agents and attorneys, any affiliated corporations, their officers, directors, shareholders and employees, from any and all causes of action, suits, liabilities, debts, damages, controversies, agreements, trespasses, judgments, executions, demands and claims of any nature whatsoever, whether in law or in equity, whether known or unknown, and any and all rights, duties, liabilities and obligations, whether presently enforceable or enforceable in the future, by reason of any matter or cause whatsoever from the beginning of time to the date of its execution of this Amendment, related to or arising from the Lease.

8.	Tenant's Representations. Tenant represents and warrants that Tenant and the person(s) executing and delivering this Amendment on Tenant's behalf each represent and warrant that such person is duly authorized to so act; that Tenant is duly organized, is qualified to do business in the State of New Jersey, is in good standing under the laws of the state of its organization and the laws of the State of New Jersey, and has the power and authority to enter into this Lease; and that all action required to authorize Tenant and such person to enter into this Lease has been duly taken.

9.	Lease Amendment Submission. Tenant has executed this Amendment upon the understanding that this Lease shall not in any way bind Landlord until such time as the same has been approved and executed by Landlord and a counterpart delivered to or received by Tenant.

10.	Entire Lease. This Amendment is made a part of the Lease and where a conflict exists between any provision in the Lease and the provisions of this Amendment, this Amendment shall govern. Except as specifically amended herein, all of the terms and conditions of the Lease shall continue with full force and effect.

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IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals, or caused these presents to be signed by their proper corporate officers or other duly authorized representatives and their proper corporate seal (if applicable) to be hereto affixed, as of the day and year first above written.

WITNESS:	LANDLORD
Princeton Corporate Plaza, L.L.C.
By: Princeton Corporate Management Corp., Managing Member

By:	/s/ Jessie Kent	By:	/s/ Teresa Ryan Kent
2/10/16			Name: Teresa Ryan Kent
Title: Treasurer

WITNESS:		TENANT
Cytosorbents, Inc.

By:	/s/ Kathleen P. Bloch	By:	/s/ Phillip Chan
2/10/16			Name: Phillip Chan
Title: CEO